Exhibit 99.1

NAPCO Announces First Fiscal Quarter 2020 Results

-Sales Increase 12% to a First Fiscal Quarter Record $26.3.Million-

-21st Consecutive Quarter of Year-Over-Year Record Sales-

-Recurring Service Revenues Grew 42% to $5.4 million-

-Net Income Increases 115% to a First Quarter Record $3.2 Million-

-Earnings per Share Increases 113% to $0.17-

-Adjusted EBITDA* Increases 91% to $4.0 Million-

-Management to Host Conference Call Today at 11 a.m. ET-

AMITYVILLE, N.Y., Nov. 4, 2019 /PRNewswire/ -- NAPCO Security Technologies, Inc. (NSSC), one of the world's leading solutions providers and manufacturers of high tech electronic intrusion security, school safety lock down systems, Internet of Things (IoT) connected home, video and fire systems, as well as enterprise-class access control and door locking products, today announced financial results for its first fiscal quarter ended September 30, 2019.

Financial Highlights:

•	Net sales for the quarter increased 12% to a first quarter record $26.3 million as compared to $23.4 million for the same quarter last year.

•	Recurring service revenue for the quarter increased 42% to $5.4 million as compared to $3.8 million for the same quarter last year. Recurring service revenue now has a prospective annual run rate of $21.9 million based on September 2019 recurring revenues.

•	Net income for the quarter increased 115% to a first quarter record of $3.2 million from $1.5 million a year ago. Earnings per share (diluted) for the quarter increased 113% to $0.17, as compared to $0.08 for the same period a year ago.

•	Adjusted EBITDA* for the quarter increased 91% to $4.0 million or $0.22 per diluted share from $2.1 million or $0.11 per diluted share a year ago.

Richard Soloway, Chairman and President stated, "Our Company's Q1 performance gave us a strong start to our Fiscal 2020 year and we have maintained our momentum during 21 consecutive quarters of year over year sales growth for NAPCO. Our strategy of investing in the engineering and marketing of innovative products, positioned in high sales-growth markets, with an emphasis on driving strong gross margin and recurring service revenue (RSR) growth, continues to pay dividends for us. The investments in the research & development and marketing of our security, fire, communication, access control/locking and IoT product solutions, provide the foundation for future growth in our sales and profits.

StarLink® cellular communicators, with their unique Panel-Powered Technology® and communication coverage, continue to achieve solid sales and market share growth, driving a 42% increase in RSR this past quarter. During Q1, we continued the rollout of our new LTE StarLink® line of universal fire, intrusion alarm and IoT communicators, giving the StarLink product line the ability to communicate on both the vast Verizon LTE and AT&T LTE networks. This enables NAPCO to provide our dealers with widespread LTE service coverage area in the Wireless Cellular Alarm Communicator Category and one of the most feature-rich, complete line of alarm communication solutions in the industry.

Addressing the need for millions of aging, landline-connected fire alarm control panels, to be upgraded to wireless, cellular or cellular/IP based communications technology, StarLink Fire LTE, Verizon and AT&T-powered fire communicators, continue to exhibit strong sales growth. StarLink Fire, with its extensive line of sole-path and dual-path fire communicators represent among the most complete assortment of fire communication solutions in the category.

Revenues associated with our innovative FireLink®, all-in-one, 8-32 zone fire alarm control panel with a built-in cellular StarLink-powered LTE alarm communicator, continue to grow. FireLink comes pre-configured and pre-activated, saving considerable installation time and money for the fire dealer to replace a legacy landline-connected fire panel and will become an incremental recurring service revenue contributor to our extensive array of alarm communication solutions.

Our StarLink Connect®, the IoT cellular communicator, continues to grow. This RSR-generating product solution, gives alarm dealers the ability to easily upgrade the existing tens of millions of regular alarm systems currently installed across the U.S., into advanced, smart home systems. This upgrade enables consumers to remotely operate their security systems, video doorbells, lighting, locks, thermostats, and video cameras, from any smart device. StarLink Connect provides NAPCO and its dealers with a strong, incremental RSR growth opportunity as well as also capitalizing on the opportunity to generate additional income from a large base of current regular alarm end-user consumers."

Mr. Soloway added, "Looking to the future and our plan to continue to accelerate RSR growth, NAPCO will be leveraging its  StarLink cellular communication technology into additional product categories it competes in, such as wireless electronic locks and enterprise access control. This unique capability of our Company should provide an innovative, incremental subscription and cloud based income stream from large market segments, providing valuable new services to end-user customers.

Additionally, our Company is proud to play an important leadership role in keeping our K-12 schools, universities and colleges safe, across the country. NAPCO continues to train a multitude of dealers, integrators and school personnel on the use of its proprietary, School Access-control Vulnerability Index ("SAVI") and audit system. The SAVI audit measures a facility's holistic security level and provides a quantitative grade, in the form of an index, which subsequently leads to an action plan on improving the school's preparedness level, that security dealers and school officials can utilize to remedy the deficiencies. Our integrated line of education-focused security solutions, including our advanced wireless locking, access control solutions and intruder locks, marketed by our Alarm Lock, Marks and Continental Access Control Divisions and our advanced intrusion alarm systems and alarm communicators, from our NAPCO Division, continue to perform well."

Mr. Soloway concluded "We are encouraged by our solid Q1 performance and are confident we have built an exceptional business model that should propel future sales growth. The Company will continue to drive engineering and marketing investment into high-growth markets with high recurring service revenue and gross margin opportunities. We look forward to a promising performance for Fiscal 2020."

Financial Results

Net sales for the three months ended September 30, 2019 increased 12% to a record first quarter revenue of $26.3 million, as compared to $23.4 million for the same period a year ago. Research and Development costs for the quarter were $1.7 million or 6.7% of sales as compared to $1.7 million or 7.5% of sales a year ago. Selling, general and administrative expenses for the quarter were $6.2 million, or 23.5% of sales, as compared to $6.1 million, or 25.9% of sales for the same period last year.

Operating income for the three months ended September 30, 2019 increased 105% to $3.6 million as compared to $1.8 million for the same period a year ago.

Net income for the three months ended September 30, 2019 increased 115% to a first quarter record of $3.2 million, or $0.17 per diluted share, as compared to $1.5 million, or $0.08 per share, for the same quarter last year

Adjusted EBITDA* for the three months ended September 30, 2019 increased 91% to $4.0 million, or $0.22 per diluted share, as compared to $2.1 million, or $0.11 per diluted share, a year ago.

Balance Sheet Summary

At September 30, 2019, the Company had $10.8 million in cash and cash equivalents as compared to $8.0 million as of June 30, 2019. NAPCO had working capital (defined as current assets less current liabilities) of $53.6 million at September 30, 2019 as compared with working capital of $51.1 million at June 30, 2019. Current ratio (defined as current assets divided by current liabilities) was 4.6:1 at September 30, 2019 and 4.6:1 at June 30, 2019.

Conference Call Information

Management will conduct a conference call at 11 a.m. ET today, November 4, 2019. Interested parties may participate in the call by dialing 1-877-407-4018 or for international callers, 1-201-689-8471, about 5-10 minutes prior to the start time of 11 a.m. ET. The conference call will also be available on replay starting at 2 p.m. ET on November 4, 2019 and ending on November 11, 2019 at 11:59 p.m. ET. For the replay, please dial 1-844-512-2921 domestically, or 1-412-317-6671 for international callers, and use the replay access code 13696188.

In addition, the call will be webcast and will be available on the Company's website at www.napcosecurity.com.

About NAPCO Security Technologies, Inc.

NAPCO Security Technologies, Inc. is one of the world's leading solutions providers and manufacturers of high-technology electronic security (including recurring service fee revenue), IoT connected home, video, fire alarm, access control and door locking systems. The Company consists of four Divisions: NAPCO, its security and IoT connected home segment, plus three wholly-owned subsidiaries: Alarm Lock, Continental Instruments, and Marks USA. Headquartered in Amityville, New York, its products are installed by tens of thousands of security professionals worldwide in commercial, industrial, institutional, residential and government applications. NAPCO products have earned a reputation for innovation, technical excellence and reliability, positioning the Company for growth in the multi-billion dollar and rapidly expanding electronic security market. For additional information on NAPCO, please visit the Company's web site at http://www.napcosecurity.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2019 (unaudited)	June 30, 2019
CURRENT ASSETS	(in thousands)
Cash and cash equivalents	$10,774	$8,028
Accounts receivable, net of allowance for doubtful accounts of $88 at September 30, 2019 and June 30, 2019, and other reserves	24,730	25,970
Inventories	31,140	29,576
Income tax receivable	6	--
Prepaid expenses and other current assets	2,018	1,881
Total Current Assets	68,668	65,455
Inventories - non-current	6,100	5,262
Property, plant and equipment, net	7,580	7,694
Intangible assets, net	7,166	7,232
Operating lease asset (see Note 11 )	7,672	--
Other assets	262	265
TOTAL ASSETS	$97,448	$85,908

CURRENT LIABILITIES
Accounts payable	$5,952	$5,135
Accrued expenses	6,252	6,273
Accrued salaries and wages	2,886	2,416
Accrued income taxes	--	548
Total Current Liabilities	15,090	14,372
Deferred income taxes	260	72
Accrued income taxes	292	292
Operating lease liabilities, net (See Note 11)	7,384	--
Total Liabilities	23,026	14,736
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common Stock, par value $0.01 per share; 40,000,000 shares authorized; 21,227,094 shares issued; and 18,477,784 shares outstanding	212	212
Additional paid-in capital	17,120	17,103
Retained earnings	74,157	70,924
Less: Treasury Stock, at cost (2,749,310 shares)	(17,067)	(17,067)
TOTAL STOCKHOLDERS' EQUITY	74,422	71,172
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$97,448	$85,908

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months ended September 30,
	2019	2018
	(in thousands, except for share and per share data)
Net sales:
Equipment revenues	$20,921	$19,590
Service revenues	5,364	3,786
	26,285	23,376
Cost of sales:
Equipment related expenses	13,638	13,007
Service related expenses	1,129	810
	14,767	13,817
Gross Profit	11,518	9,559
Research and development	1,749	1,745
Selling, general, and administrative expenses	6,160	6,055
	7,909	7,800
Operating Income	3,609	1,759
Other expense:
Interest expense, net	7	7
Income before Provision for Income Taxes	3,602	1,752
Provision for Income Taxes	369	248
Net Income	$3,233	$1,504

Income per share:
Basic	$0.17	$0.08
Diluted	$0.17	$0.08

Weighted average number of shares outstanding:
Basic	18,478,000	18,726,000
Diluted	18,536,000	18,776,000

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Three Months ended September 30,
	2019	2018
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,233	$1,504
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	364	327
(Recovery of) doubtful accounts	—	(6)
Deferred income taxes	188	153
Non-cash stock based compensation expense	17	5
Changes in operating assets and liabilities:
Accounts receivable	1,240	2,405
Inventories	(2,402)	(1,665)
Prepaid expenses and other current assets	(137)	69
Other assets	—	(5)
Accounts payable, accrued expenses, accrued salaries and wages, accrued income taxes	424	332

Net Cash Provided by Operating Activities	2,927	3,119

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant, and equipment	(181)	(424)
Net Cash Used in Investing Activities	(181)	(424)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from stock option exercises	—	15
Cash paid for purchase of treasury stock	—	(549)
Net Cash Used in Financing Activities	—	(534)

Net Change in Cash and Cash Equivalents	2,746	2,161
CASH AND CASH EQUIVALENTS - Beginning	8,028	5,308

CASH AND CASH EQUIVALENTS - Ending	$10,774	$7,469
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid, net	$13	$—
Income taxes paid	$735	$259

NAPCO SECURITY TECHNOLOGIES, INC.

NON-GAAP MEASURES OF PERFORMANCE* (Unaudited)

(in thousands)

	3 months ended September 30,
	2019	2018
Net income (GAAP)	$3,233	$1,504
Add back provision for income taxes	369	248
Add back interest expense, net	7	7
Operating Income (GAAP)	3,609	1,759
Adjustments for non-GAAP measures of performance:
Add back amortization of acquisition-related intangibles	66	78
Add back stock-based compensation expense	17	5
Adjusted non-GAAP operating income	3,692	1,842
Add back depreciation and other amortization	298	249
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization)	$3,990	$2,091

Adjusted EBITDA* per Diluted Share	$0.22	$0.11
Weighted average number of Diluted Shares outstanding	18,536,000	18,776,000

* Non-GAAP Information. Certain non-GAAP measures are included in this press release, including EBITDA, non-GAAP operating income and Adjusted EBITDA. We define EBITDA as GAAP net income plus income tax expense (benefit), net interest expense, non-cash stock-based expense and depreciation and amortization expense. Non-GAAP operating income does not include amortization of intangibles or stock-based compensation expense. These non-GAAP measures are provided to enhance the user's overall understanding of our financial performance. By excluding these charges our non-GAAP results provide information to management and investors that is useful in assessing NAPCO's core operating performance and in comparing our results of operations on a consistent basis from period to period. The presentation of this information is not meant to be a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliation of GAAP to non-GAAP financial measures set forth above.

Contacts:
Patrick McKillop
Director of Investor Relations
NAPCO Security Technologies, Inc.
OP: 800-645-9445 x 374
CP: 516-404-3597
pmckillop@napcosecurity.com